UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 27, 2009

Hawkins, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-7647	41-0771293
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 East Hennepin Avenue Minneapolis, MN		55413
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code   (612) 331-6910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a letter dated April 27, 2009 to the Chairman of our Board of Directors, G. Robert Gey announced his intention to resign from the Board effective upon the end of his current term, which expires at our next shareholder meeting anticipated to occur in August 2009. Mr. Gey also indicated that he would not stand for reelection should he be renominated by shareholders.

Mr. Gey’s April 27 letter and attached correspondence from Mr. Gey to the Board concerning the circumstances surrounding his decision to resign are attached to this filing as Exhibit 17. The correspondence contains Mr. Gey’s statements regarding what we understand to be his impression that actions were taken to stifle dissent and enforce conformity on the Board that he believes were contrary to Hawkins’ board charters/procedures, past decision making practices, a sense of fair play and fair dealing, fiduciary and ethical governance responsibilities and a commitment to maximizing shareholder value.

The Company believes it has a strong, independent Board that encourages open debate and effectively and responsibly oversees the governance, management and affairs of the Company. The Company also believes that it has complied with all applicable legal requirements regarding its governance. In late 2008, Mr. Gey was asked to resign as a director by the Chairman of the Board and, on January 9, 2009 in a process that was reviewed and approved by counsel, was removed by the Board from his positions on the Board’s Nominating, Audit and Governance committees. The Company appreciates Mr. Gey’s years of service on the Board and regrets that differences of opinion between Mr. Gey and other members of the Board have reached this point.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 17 – Correspondence from G. Robert Gey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKINS, INC.

Date: May 1, 2009	By:	/s/ Richard G. Erstad

Richard G. Erstad Vice President, General Counsel, and Secretary